SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Under the Securities Exchange Act of 1934)
 (Amendment No. 6)*

Bridge Bancorp, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

108035106
(CUSIP Number)

Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022
Attn: Matthew Lindenbaum
Telephone: (212) 521-9500

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Michael E. Brandt, Esq.
Telephone: (212) 728-8000

(          Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 5, 2018
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-l(e), 240.13d-l(f) or 240.13d-1(g), check the following box.  ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Capital Management, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,891,302
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,891,302
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,891,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 9.56%
14.	Type of Reporting Person (See Instructions) IA

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Partners, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 468,926
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 468,926
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 468,926
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.37%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Enhanced Long Short GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 742,184
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 742,184
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 742,184
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.75%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Opportunity Partners, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 320,785
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 320,785
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 320,785
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.62%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Opportunity Fund, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 30,136
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 30,136
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,136
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.15%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Enhanced Long Short Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 742,184
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 742,184
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 742,184
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.75%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 119,575
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 119,575
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 119,575
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.60%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Fund, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 85,154
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 85,154
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 85,154
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.43%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Long Only Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 28,566
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 28,566
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,566
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.14%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Matthew Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 161,914.82
	8.	Shared Voting Power 1,891,302
	9.	Sole Dispositive Power 161,914.82
	10.	Shared Dispositive Power 1,891,302
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,053,216.82
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 10.38%
14.	Type of Reporting Person (See Instructions) IN/HC

CUSIP No. 108035106

1.	Name of Reporting Person Bennett Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 138,282
	8.	Shared Voting Power 1,891,302
	9.	Sole Dispositive Power 138,282
	10.	Shared Dispositive Power 1,891,302
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,029,584
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 10.26%
14.	Type of Reporting Person (See Instructions) IN/HC

CUSIP No. 108035106

1.	Name of Reporting Person Abigail Tambor 2012 GST Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 97,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 97,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 97,202
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.49%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Nathan Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 3,889
	8.	Shared Voting Power 307,819
	9.	Sole Dispositive Power 3,889
	10.	Shared Dispositive Power 307,819
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 311,708
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.58%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Nathan J. Lindenbaum 2015 Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 50,197
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 50,197
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 50,197
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.25%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Naftali Asher Investments LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 57,334
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 57,334
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,334
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.29%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Victoria and Benjamin Feder 2012 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 9,875
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 9,875
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,875
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.05%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Victoria L Feder 2012 GST Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 87,327
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 87,327
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,327
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.44%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Marcel Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 68,937
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 68,937
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 68,937
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.35%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Shari A. Lindenbaum 2014 Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 12,211
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 12,211
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,211
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.06%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Shari A. Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 107,531
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 107,531
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 107,531
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.54%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Benjamin Feder
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 87,327
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 87,327
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,327
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.44%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Shai Tambor
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 194,404
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 194,404
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 194,404
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.98%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person MGS Partners, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 81,000
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 81,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,000
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.41%
14.	Type of Reporting Person (See Instructions) OO

This Amendment No. 6 to Schedule 13D (this “Amendment No. 6”) is being filed with respect to the common stock, par value $0.01 per share (the “Common Stock”), of Bridge Bancorp, Inc. (the “Issuer”), to amend the Schedule 13D filed on June 29, 2015, as amended by Amendment No. 1 to Schedule 13D filed on June 28, 2016, Amendment No. 2 to Schedule 13D filed on November 25, 2016, Amendment No. 3 to Schedule 13D filed on July 24, 2017, Amendment No. 4 to Schedule 13D filed on November 16, 2017, Amendment No. 5 to Schedule 13D filed on December 18, 2017 (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5, the “Schedule 13D”).
Item 5. Interest in Securities of the Issuer
Items 5(a) - 5(c) of the Schedule 13D are amended to reflect the following:
(a) and (b). As of the date of this Amendment No. 6, each of the Reporting Persons beneficially owns shares of Common Stock in such numbers as set forth on the cover pages of this Schedule 13D.  The total number of shares each of the Reporting Persons beneficially owns represents such percentages of the Common Stock outstanding as set forth on the cover pages to this Schedule 13D based upon the 19,785,248 shares of Common Stock outstanding as of July 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on August 8, 2018.
By virtue of the relationships among the Reporting Persons, as described in this Schedule 13D, the Reporting Persons may be deemed to be a “group” under the Federal securities laws. If the Reporting Persons were deemed to be such a “group,” such group would collectively beneficially own 2,659,470.82 shares of Common Stock or 13.44% of Common Stock outstanding as of the close of business on September 7, 2018.  Each of the Reporting Persons disclaims voting and investment power over shares of the Common Stock, except as set forth on the cover pages of this Schedule 13D.
(c) Schedule I hereto sets forth all transactions with respect to the Common Stock effected by the Reporting Persons during the past 60 days.  All such transactions were effected in the open market, and per share prices include any commissions paid in connection with such transactions.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:          September 10, 2018

Basswood Capital Management, L.L.C.

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Partners, L.L.C.

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Enhanced Long Short GP, LLC

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Opportunity Partners, LP
By: Basswood Capital Management, L.L.C.

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

[Signature Page to Amendment No. 6 to Bridge Bancorp 13D]

Basswood Opportunity Fund, Inc.
By: Basswood Capital Management, L.L.C.

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Enhanced Long Short Fund, LP
By: Basswood Capital Management, L.L.C.

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Financial Fund, LP
By: Basswood Capital Management, L.L.C.

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Financial Fund, Inc.
By: Basswood Capital Management, L.L.C.

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

[Signature Page to Amendment No. 6 to Bridge Bancorp 13D]

Basswood Financial Long Only Fund, LP
By: Basswood Capital Management, L.L.C.

By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

/s/ Matthew Lindenbaum
Matthew Lindenbaum

/s/ Bennett Lindenbaum
Bennett Lindenbaum

[Signature Page to Amendment No. 6 to Bridge Bancorp 13D]

Abigail Tambor 2012 GST Trust

By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee

/s/ Nathan J. Lindenbaum
Nathan Lindenbaum

MGS Partners, LLC

By:	/s/ Nathan J. Lindenbaum
Name: Nathan Lindenbaum
Title: Managing Member

Nathan J. Lindenbaum 2015 Trust

By:	/s/ Shari A. Lindenbaum
Name: Shari A. Lindenbaum
Title: Trustee

Naftali Asher Investments LLC

By:	/s/ Shari A. Lindenbaum
Name: Shari A. Lindenbaum
Title: Manager

[Signature Page to Amendment No. 6 to Bridge Bancorp 13D]

Victoria and Benjamin Feder 2012 Children’s Trust

By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee

Shari A. Lindenbaum 2014 Trust

By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee

/s/ Shari A. Lindenbaum
Shari A. Lindenbaum

/s/ Shai Tambor
Shai Tambor

Victoria L Feder 2012 GST Trust

By:	/s/ Benjamin Feder
Name: Benjamin Feder
Title: Trustee

/s/ Benjamin Feder
Benjamin Feder

[Signature Page to Amendment No. 6 to Bridge Bancorp 13D]

/s/ Nathan Lindenbaum, as executor of the estate of Marcel Lindenbaum
Marcel Lindenbaum

[Signature Page to Amendment No. 6 to Bridge Bancorp 13D]

SCHEDULE I
Fund	Trade Date	Shares Purchased (Sold)	Price
Basswood Opportunity Fund, Inc.	08/10/18	2,106	$34.98
Basswood Financial Fund, Inc.	08/10/18	6,144	$34.98
Basswood Financial Long Only Fund, LP	08/10/18	1,255	$34.98
Basswood Managed Account	08/10/18	2,971	$34.98
Basswood Opportunity Fund, Inc.	08/13/18	1,689	$35.14
Basswood Financial Fund, Inc.	08/13/18	4,925	$35.14
Basswood Financial Long Only Fund, LP	08/13/18	1,005	$35.14
Basswood Managed Account	09/04/18	10,572	$34.99
Basswood Financial Fund, Inc.	09/04/18	375	$34.99
Basswood Financial Fund, Inc.	09/05/18	945	$35.33
Basswood Managed Account	09/05/18	26,629	$35.33
Basswood Financial Fund, Inc.	09/06/18	526	$35.45
Basswood Managed Account	09/06/18	14,831	$35.45
Basswood Financial Fund, Inc.	09/07/18	334	$35.52
Basswood Managed Account	09/07/18	9,418	$35.52